UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

April 26, 2005

INPHONIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51023	52-2199384
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1010 Wisconsin Avenue, Suite 600

Washington, DC 20007

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(202) 333-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 26, 2005, InPhonic, Inc. (“InPhonic”) completed the acquisition of certain assets and liabilities of VMC Satellite, Inc., (“VMC”) through CAIS Acquisition II, LLC (“CAIS II”), a wholly-owned subsidiary of InPhonic, pursuant to the terms and conditions of the Asset Purchase Agreement dated April 26, 2005 between VMC, InPhonic, CAIS II and the selling stockholder (the “Asset Purchase Agreement”). The aggregate consideration paid at closing for the net assets acquired was approximately $4.30 million in cash and shares of InPhonic common stock having a value equal to approximately $7.1 million. In addition, InPhonic has agreed to pay up to an aggregate of $5.05 million in cash and 334,288 shares of InPhonic’s common stock if VMC attains certain EBITDA benchmarks between April 26, 2005 and April 30, 2007.

The terms of the Asset Purchase Agreement were determined on the basis of arms-length negotiations. Prior to the execution of the Asset Purchase Agreement, to the best knowledge of InPhonic, neither InPhonic nor any of its affiliates, any director or officer of the InPhonic, nor any associate of any such director or officer, had any material relationship with VMC.

InPhonic issued a press release regarding the preliminary terms of this acquisition on April 21, 2005.

The foregoing summary description of the terms of the transaction is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Exhibit 2.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Pursuant to Item 9.01(a)(4) of Form 8-K, the Registrant hereby undertakes to file such information as an amendment to this report within 71 days of the date on which this report is due.

(b) Pro Forma Financial Information.

Pursuant to Item 9.01(b)(2) of Form 8-K, the Registrant hereby undertakes to file such information as an amendment to this report within 71 days of the date on which this report is due.

(c) Exhibits.

Exhibit No.	Description
2.1(a)	Asset Purchase Agreement, dated as of April 26, 2005, between VMC, InPhonic and CAIS II.

(a)	Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPHONIC, INC.

By:	/s/ Lawrence S. Winkler
Lawrence S. Winkler
Chief Financial Officer, Executive Vice President and Treasurer

Date: May 2, 2005

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